                            MASTER LEASE AGREEMENT


    MASTER LEASE AGREEMENT NO. 9006ALG419, dated as of June 20, 1990, between AMERICAN FINANCE GROUP, a Massachusetts general partnership having a principal place of business and address for purposes of notice hereunder at Exchange Place, Boston, Massachusetts 02109, Attention: Manager, Lease Financing Group, as Lessor, and DURR-FILLAUER MEDICAL, INC., a Delaware corporation having a principal place of business and address for purposes of notice hereunder at 218 Commerce Street, Montgomery, Alabama 36104, Attention: Charles T. Gross, Vice President and Treasurer, as Lessee.

1.  MASTER LEASE.
    -------------

    This Master Lease Agreement sets forth the terms and conditions that govern the lease by Lessor to Lessee of items of Equipment specified on Rental Schedules executed and delivered by the parties from time to time. Each Rental
Schedule incorporates by reference this Master Lease Agreement and specifies the Lease Term, the amount of Basic Rent, the Payment Dates on which Basic Rent is due, and such other information and provisions as Lessor and Lessee may agree. Each Rental Schedule constitutes a separate and independent lease.

2.  LEASE TERM. LESSEE'S RIGHT TO QUIET ENJOYMENT.
    ----------------------------------------------

    Each Rental Schedule is for a non-cancellable Lease Term commencing on the date of acceptance of the Equipment for lease and ending on the Expiration Date specified on such Rental Schedule. Lessee cannot, for any reason, terminate the Rental Schedule or suspend payment or performance of any of its obligations thereunder. Subject to there being no Event of Default under the Rental Schedule, Lessee will have quiet possession and use of the Equipment throughout the Lease Term, and Lessor shall defend and protect such quiet possession and use against all persons claiming by, through or under Lessor.

3.  BASIC RENT. NET LEASE. LESSEE'S INDEMNITY. MO WARRANTIES BY LESSOR.
    -------------------------------------------------------------------

    Basic Rent is payable in the amount specified on the Rental Schedule. All payments of Basic Rent shall be made to Lessor in good funds on the Payment Dates specified in the Rental Schedule. If payment is to be made by check, the Lessee will mail the check at least four (4) days before the Payment Date. Lessor will exercise its best efforts to invoice Lessee thirty (30) days prior to each Payment Date. Failure to provide timely invoices will not relieve Lessee of its obligation to pay Basic Rent on the Payment Date. Basic Rent is net of, and Lessee agrees to pay, and will indemnify and hold Lessor and any assignee of Lessor harmless from and against, all costs (including, without limitation, maintenance, repair and insurance costs), claims (including claims of product liability or strict liability in tort), losses or liabilities relating to the Equipment or its use that are incurred by or asserted against Lessee, any permitted sublessee of Lessee, Lessor or any assignee of Lessor and arise out of matters occurring prior to the return of the Equipment. Lessee agrees to defend all claims through counsel acceptable to Lessor. The Rental
Schedule is a triple net lease. Provided that Lessor has not breached Lessee's right of quiet possession and use of the Equipment set forth above as incorporated by reference into a Rental Schedule, and in any case after Lessor has assigned the Rental Schedule, Lessee's obligations under a Rental Schedule are not subject to defense, counterclaim, set-off, abatement or recoupment, and Lessee waives all rights to terminate or surrender the Rental Schedule, for any reason, including, without limitation, defect in the Equipment or nonperformance by Lessor, provided, however, that
                                                     -----------------
Lessee specifically retains the right to seek recourse against Lessor by way of separate action either at law or in equity in the event of nonperformance by Lessor under the Rental Schedule. Without limiting the availability of any vendor or manufacturer warranties with respect to the Equipment, LESSOR IN ITS OWN BEHALF HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE. Lessor will assign to Lessee all manufacturer or vendor warranties and will cooperate with Lessee in asserting any claims under such warranties, including, at Lessee's expense, asserting such claims in Lessor's name on behalf of Lessee.

    Lessee acknowledges that this Master Lease Agreement has been entered into on the basis that Lessor shall be entitled for federal and state income tax purposes (i) to claim the deductions for depreciation on the total original cost of the Equipment pursuant to the Modified Accelerated Cost Recovery System under
Section 168 of the Internal Revenue Code of 1986, as amended ("Code") or for state income tax purposes, any other depreciation deduction method that is permitted by certain state law; and (ii) to claim under Section 163 of the Code a tax deduction for the full amount of any interest paid by Lessor or accrued under Lessor's method of tax accounting on any indebtedness secured by the Equipment (hereinafter referred to collectively as the "Tax Benefits"). Lessee agrees to fully indemnify Lessor for any loss, disallowance, unavailability or recapture of the Tax Benefits as a result of any of the following acts or omissions by Lessee, any sublessee, or any other person authorized by the Lessee to use or maintain the Equipment: (a) any untrue or misleading statement contained in the Rental Schedule or in the Master Lease Agreement or any other document furnished hereunder with respect to the Equipment, the Lease, the Lessee or any sublessee; (b) any predominant use of the Equipment outside the United States within the meaning of Section 48(a) of the Code; (c) any attempt by Lessee to sublease the Equipment to a tax exempt entity or other conversion of the Equipment to "tax-exempt use property" within the meaning of Section 168(h) of the Code; (d) any conversion of the Equipment to personal use or other use of the Equipment that would cause it to cease to qualify as "section 38 property" within the meaning of Section 48(a) of the Code; or (e) any attempt by Lessee to claim the Tax Benefits as if it were the owner of the Equipment. If Lessor shall lose, shall not have the right to claim, or if there shall be disallowed or recaptured, all or any portion of such Tax Benefits as a result of the foregoing enumerated acts or omissions by Lessee, any sublessee, or any other person authorized by Lessee to use or maintain the Equipment, Lessee shall pay to Lessor as additional rent (a) an amount equal to the value, determined at the highest marginal tax rate on a present value basis discounted at the Lessor's then current cost of funds, of the Tax Benefits so disallowed or made unavailable plus (b) all interest, penalties, or additions to tax resulting from such loss, disallowance, unavailability or recapture of any of the foregoing, plus (c) all taxes required to by paid by the Lessor or its successors and assigns under any federal, state and local law upon receipt of any of the indemnifications set forth in this paragraph.

4.  USE AND LOCATION OF EQUIPMENT. MAINTENANCE AND REPAIRS. NO LIENS.
    -----------------------------------------------------------------
    NO ASSIGNMENT BY LESSEE. LESSEE'S RIGHT TO SUBLEASE.
    ----------------------------------------------------

    The Equipment is to be used exclusively by Lessee in the conduct of its business, only for the purposes for which it was designed and in compliance with all applicable laws, rules and regulations. Lessee will obtain and maintain all necessary licenses, permits and approvals. The Equipment is not to be removed from the location specified on the Rental Schedule except upon prior written notice to Lessor, and in no event may the Equipment be moved to a location outside the continental United States. Lessee will effect all maintenance and repairs necessary to keep the Equipment in good and efficient operating condition and appearance, reasonable wear and tear excepted. All maintenance and repairs will be made in accordance with the manufacturer's recommendations and by authorized representatives of the manufacturer or by persons of equal skill and knowledge whose work will not adversely affect any applicable manufacturer's or vendor's warranty. Lessee will keep the Equipment and its interest therein free and clear of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee. The Rental Schedule may not be assigned by Lessee. Lessee may sublease the Equipment only upon prior written notice to Lessor, in which notice Lessee represents and warrants to Lessor that such sublease is for a term not longer than the related Lease Term, is not made to a tax-exempt entity or governmental agency, is specifically made subject to the prior rights of Lessor and its assignees under the Rental Schedule, does not create any obligation on the part of Lessor in favor of such sublessee and does not relieve Lessee of any of its obligations under the Rental Schedule including, without limitation, Lessee's obligations with respect to (a) the payment of Basic Rent and other sums due or to become due, (b) use and maintenance of the Equipment and (c) provisions for the return of the Equipment at the expiration of the Lease Term.

5.  LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT.
    -----------------------------------------

    Lessee will bear all risk of loss with respect to the Equipment during the Lease Term and until the Equipment is returned to Lessor. Lessee will notify Lessor promptly in writing if any item of Equipment is lost, stolen, requisitioned by a governmental authority or damaged beyond repair (each a "Casualty"), describing the Casualty in reasonable detail, and will promptly file a claim under appropriate policies of insurance. Lessee may, with the prior written consent of Lessor, replace the Equipment suffering a Casualty with similar items of at least equal value and utility. If Lessee does not replace the Equipment, Lessee will pay to Lessor on the next Payment Date following the Casualty, in addition to Basic Rent and other sums due on that date, an amount equal to the Casualty Value specified on the Rental Schedule. The Rental Schedule, solely as it relates to the Equipment suffering the Casualty, will terminate and ownership of the Equipment suffering the Casualty, including all claims for insurance proceeds or condemnation awards, will pass to Lessee upon receipt of such payment by Lessor.


6.  TAXES AND FEES.
    ---------------

    Lessee agrees to prepare and file all required returns or reports required to be filed by Lessee and to pay all sales, gross receipts, personal property and other taxes (including highway use and vehicle excise taxes, where applicable), fees, interest, fines or penalties imposed upon Lessee by any governmental authority relating in any way to Lessee's rental, possession or use of the Equipment, and to pay as additional rental to Lessor any such taxes or fees, including taxes on Lessor's acquisition and leasing of the Equipment (but not interest or penalties except to the extent resulting from acts or omissions on the part of Lessor), required to be paid by Lessor, excepting only taxes imposed upon the net income of Lessor, franchise taxes or permit fees required to be paid by Lessor for the privilege of doing business in any Jurisdiction in which such Equipment is located or used, and the taxes erroneously paid by Lessor. Notwithstanding the foregoing, Lessor will prepare and file use and rental tax filings, and report and pay all rental and use taxes, and Lessee will pay to Lessor, on each Basic Rent Payment Date, as additional rent, an amount equal to the use or rental taxes attributable to that payment of Basic Rent.

7.  INSURANCE.
    ----------

    Lessee agrees to maintain policies of insurance on the Equipment in amounts, against risks and on terms and conditions applicable to other equipment owned or leased by Lessee and similar to the Equipment. Such insurance will at a minimum include (i) physical damage and theft insurance in an amount at least equal to the greater of the Casualty Value set forth on the Rental Schedule or the fair market value of the Equipment and (ii) comprehensive liability insurance in the amount of at least $5,000,000 per occurrence, in each case with deductibles not in excess of $100,000. All policies (A) are to be maintained with insurers acceptable to Lessor; (B) are to name Lessor and its assignees as loss payees with respect to physical damage and theft and as additional insureds with respect to liability, as their interests may appear; and (C) are to provide that they may not be altered or cancelled except upon thirty days prior written notice to Lessor and each of Lessor's assignees named as additional insured and loss payee. Lessee agrees to deliver to Lessor such certificates of insurance as Lessor may, from time to time, request. Lessor may hold any insurance proceeds as security for Lessee's performance of its obligations with respect to the Equipment on behalf of which the proceeds were paid and the payment of all Basic Rent and other sums then due and unpaid under the Rental Schedule and will pay such proceeds over to Lessee only upon receipt of satisfactory evidence thereof.

8.  FINANCIAL STATEMENTS. INSPECTION. REPORTS.
    ------------------------------------------

    Lessee will provide to Lessor copies of Lessee's annual audited balance sheet, profit and loss statement and statement of changes in financial condition, and, if generally available to Lessee's Lenders, quarterly unaudited balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles, consistently applied. Lessor may from time to time, upon reasonable notice and during Lessee's normal business hours, inspect the Equipment and Lessee's records with respect thereto and discuss Lessee's financial condition with knowledgeable representatives of Lessee. Lessee will, if reasonably requested but only to the extent that Lessee maintains the same in the ordinary course of its business, provide a report on the condition of the Equipment, a record of its maintenance and repair, a summary of all items suffering a Casualty, or such other information or evidence of compliance with Lessee's obligations under the Rental Schedule as Lessor may reasonably request.

9.  AGREEMENT FOR LEASE ONLY. IDENTIFICATION MARKS. FINANCING STATEMENTS.
    ---------------------------------------------------------------------
    FURTHER ASSURANCES.
    -------------------

    Each Rental Schedule is intended to be a true lease and not a lease in the nature of a security agreement. Lessee will affix to the Equipment all notices of Lessor's ownership of the Equipment furnished by Lessor. Lessee will execute and deliver and Lessor may file Uniform Commercial Code financing statements or other similar documents notifying the public of Lessor's ownership of the Equipment and Lessee hereby appoints Lessor as its agent and attorney-in-fact to execute and file the same on its behalf. Lessee agrees to promptly execute and deliver to Lessor such further documents or other assurances, and to take such further action, including obtaining landlord and mortgagee waivers, as Lessor may from time to time reasonably request in order to establish and protect the rights and remedies created by the Rental Schedule.

10. LATE PAYMENT CHARGES. LESSOR'S RIGHT TO PERFORM FOR LESSEE.
    -----------------------------------------------------------

    A Late Payment Charge equal to (A) the greater of 2% per annum above the debt rate charged to Lessor in connection with the financing of its purchase of the Equipment or 2% per annum above the prime or base lending rate of The First National Bank of Boston, as announced from time to time, or (B) if less, the highest rate not prohibited by law, will accrue on any sum not paid when due for each day not paid. If Lessee falls to duly and promptly pay or perform any of its obligations hereunder, Lessor may itself pay or perform such obligations for the account of Lessee without thereby waiving any default and Lessee will pay to Lessor, on demand and in addition to Basic Rent, an amount equal to all sums so paid or expenses so incurred, plus a Late Payment Charge accruing from the date such sums were paid or expenses incurred by Lessor.

11. LESSEE'S OPTIONS UPON LEASE EXPIRATION.
    ---------------------------------------

    Lessee has the option at the expiration of the Lease Term, exerciseable with respect to all, but not less than all, items of Equipment leased pursuant to Rental Schedules having the same Expiration Date, (i) to return the Equipment to Lessor, (ii) to renew the Rental Schedule at fair rental value for a Renewal Term the length of which shall be determined by agreement of Lessee and Lessor or (iii) to purchase the Equipment for cash at its then fair market value. Lessee agrees to provide Lessor written notice of its decision to return the Equipment or renew the Rental Schedule not less than 120 days prior to the Expiration Date. If Lessee fails to give Lessor 120 days written notice, the Lease Term may, at Lessor's option, be extended and continue until 120 days from the date Lessor receives written notice of Lessee's decision to return the Equipment or renew the Rental Schedule. Fair market value, fair rental value and useful life will be determined by agreement of Lessor and Lessee, or if the parties cannot agree, by an independent equipment appraiser selected by Lessor and reasonably acceptable to Lessee. The cost of an appraisal will be shared equally by Lessor and Lessee. At the expiration of the Lease Term or any extension or renewal thereof, Lessee will, at its expense, assemble, pack, and crate the Equipment, all in accordance with manufacturer's recommendations, if any, and deliver it by common carrier, freight and insurance prepaid, to a place to be designated by Lessor. All packaging will include related maintenance logs, operating manuals, and other related materials and will be clearly marked so as to identify the contents thereof. The Equipment will be returned in good and efficient operating condition and appearance, reasonable wear and tear excepted, and eligible for manufacturer's maintenance, if available, free of all Lessee's markings and free of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee. Lessor may, but is not required to, inspect the Equipment prior to its return. If, upon inspection, Lessor determines that the condition of any item of Equipment does not conform to the minimum requirements, Lessor will promptly notify Lessee of such determination, specifying the repairs or refurbishments needed to place the Equipment in the minimum acceptable condition. Lessor may, at its option, either require Lessee to effect such repairs or itself effect such repairs. Lessor may re-inspect the Equipment and require further repairs as often as necessary until the Equipment is placed in acceptable condition. In either case, all costs will be paid by Lessee. The Rental Schedule shall continue in full force and effect and Lessee shall continue to pay Basic Rent through and including the date on which the Equipment is accepted for return by Lessor.

12. LESSEE'S REPRESENTATIONS AND WARRANTIES.
    ---------------------------------------

    Lessee represents, warrants and certifies as of the date of execution and delivery of each Rental Schedule as follows:

(a) Lessee is duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power to enter into and to pay and perform its obligations under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, and is duly qualified and in good standing in all other jurisdictions where its failure to so qualify would adversely affect the conduct of its business or the performance of its obligations under or the enforceability of the Rental Schedule;

(b) the Rental Schedule, this Master Lease Agreement and all related documents have been duly authorized, executed and delivered by Lessee, are enforceable against Lessee in accordance with their terms assuming Lessor has obtained all required Certificates of Authority, licenses and permits required to be obtained by it, if any, and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents or its By Laws, any agreement to which it is a party or by which it or its property is bound, or any law, regulation or order of any governmental authority generally applicable to such arrangements (but not including any law, regulation or order relating to Lessor's legal or organizational status, its requirement to qualify to do business in any jurisdiction or its requirement to obtain any business license, permit or authority from any such Jurisdiction);

(c) Lessor's right, title and interest in and to the Rental Schedule, this Master Lease Agreement and the Equipment and the rentals therefrom will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound;

(d) no approval of, or filing with, any governmental authority or other person is required in connection with Lessee's entering into or the payment or performance of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference;

(e) there are no suits or proceedings pending or threatened before any court or governmental agency against or affecting Lessee which, if decided adversely to Lessee, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference; and

(f) there has been no material adverse change to Lessee's financial condition since the date of its most recent audited financial statement.

13. EVENTS OF DEFAULT. LESSOR'S REMEDIES ON DEFAULT.
    -----------------------------------------------

    Each of the following events constitutes an Event of Default:

    (a) default in the payment of any amount when due under the Rental Schedule continuing for a period of ten days;

    (b) default in the observance or performance of any other covenant, condition or agreement to be observed or performed by Lessee under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, continuing for more than 30 days after written notice thereof, unless Lessee shall be diligently proceeding to cure such default and such default does not subject the Equipment to forfeiture, in which event, Lessee shall have 60 days from the date of notice in which to cure such default;

    (c) any representation or warranty made by Lessee herein or in the Rental Schedule or this Master Lease Agreement as incorporated therein by reference or in any document or certificate furnished in connection herewith shall at any time prove to have been materially incorrect when made and which either (a) shall have resulted in the reasonable prospect of
    (i) subjecting the Equipment to risk of loss by forfeiture or (ii) causing Lessor to suffer any irremediable loss, injury or damage, or (b) shall not have been cured by Lessee within 60 days from the date of notice of such failure of representation or warranty;

    (d) any attempt by Lessee, without Lessor's prior written consent, to assign the Rental Schedule, to make any unauthorized sublease of the Equipment or to transfer possession of the Equipment;

    (e) Lessee or, if Lessee's obligations are guaranteed by any other party, any Guarantor (A) ceases doing business as a going concern; (B) makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they mature or generally fails to pay its debts as they become due; (C) initiates any voluntary bankruptcy or insolvency proceeding; (D) fails to obtain the discharge of any bankruptcy or insolvency proceeding initiated against it by others within 60 days of the date such proceedings were initiated; (E) requests or consents to the appointment of a trustee or receiver; or (F) a trustee or receiver is appointed for Lessee or any Guarantor or for a substantial part of Lessee's or any Guarantor's property; or

    (f) Lessee shall not return the Equipment or shall not return the Equipment in the required condition at the expiration of the Rental Schedule or any extension or renewal thereof.

Upon the occurrence of an Event of Default, Lessor may, without notice to Lessee, declare the applicable Rental Schedule in default and may exercise any of the following remedies:

I.  at Lessor's option, and in its sole discretion either:

    (a) declare all Basic Rent and other sums due or to become due under the Rental Schedule immediately due and payable, and sue to enforce the payment thereof; or

    (b) receive from Lessee (and sue to enforce the payment thereof), as liquidated damages for loss of the bargain and not as a penalty, and in addition to all accrued and unpaid Basic Rent and other sums due under the Rental Schedule, an amount equal to the Casualty Value set forth on the Rental Schedule calculated after the last payment of Basic Rent actually received by Lessor;

plus, in either case, interest thereon at the Late Payment Charge rate from the date of default until the date of payment, and, after receipt in good funds of the sums described above, Lessor will, if it has not already done so, terminate the Rental Schedule and, at its option, either pay over to Lessee as, when and if received, any net proceeds (after all costs and expenses) from any disposition of the Equipment, or convey to Lessee all of its right, title and interest in and to the Equipment, as is, where is and with all faults, without recourse and without warranty; and

II. without regard to whether Lessor has elected either option in subsection
    I. above, Lessor may take any of the following actions, unless such action when taken in addition to any of the following actions would result in a recovery which in any manner duplicates the remedies provided in subsection
    I:

    (a) proceed by appropriate court action either at law or in equity to enforce performance by Lessee of the covenants and terms of the Rental Schedule; and

    (b) terminate the Rental Schedule by written notice to Lessee, whereupon all right of Lessee to use the Equipment will immediately cease and Lessee will forthwith return the Equipment to Lessor in accordance with the provisions hereof; and

    (c) repossess the Equipment and without notice to Lessee, dispose of it by private or public, cash or credit sale or by lease to a different lessee, in all events free and clear of any rights of Lessee, and for this purpose Lessee hereby grants to Lessor and its agents the right to enter upon the premises where the Equipment is located and to remove the Equipment therefrom and Lessee agrees not to interfere with the peaceful repossession of the Equipment; and

    (d) recover from Lessee all costs and expenses arising out of Lessee's default, including, without limitation, expenses of repossession, storage, appraisal, repair, reconditioning and disposition of the Equipment and reasonable attorneys' fees and expenses.

Lessor's remedies are, except as indicated herein, cumulative and not exclusive, and are in addition to all remedies at law or in equity. No failure by Lessor to declare a default shall constitute a waiver of such default or restrict Lessor's ability to declare a default at a later date.

 14. ASSIGNMENT BY LESSOR.
     ---------------------

    Lessor may at any time and from time to time sell, transfer or grant liens on the Equipment, and assign, as collateral security or otherwise, its rights in the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, in each case subject and subordinate to Lessee's rights thereunder, without notice to or consent by Lessee. Lessee acknowledges that Lessor may assign the Rental Schedule to a Lender in connection with the financing of its purchase of the Equipment and agrees, in the event of such assignment, to execute and deliver a Rent Assignment Letter acknowledging that the Lender has (and may exercise either in its own name or in the name of Lessor) all of the rights, privileges and remedies, but none of the obligations, of Lessor under the Rental Schedule; waiving for the benefit of the Lender (but not Lessor) any defense, counterclaim, set-off, abatement, reduction or recoupment that Lessee may have against Lessor; and agreeing to make all payments of Basic Rent and other sums due under the Rental Schedule to the Lender or as the Lender may direct. Lessee also agrees to deliver opinions of counsel in standard and customary form, insurance certificates and such other documents as Lessor may reasonably prepare and submit to Lessee for execution for the benefit of the Lender in connection with the collateral assignment of the Rental Schedule.

15. NOTICE. GOVERNING LAW. EXECUTION IN COUNTERPARTS.
    -------------------------------------------------

    All notices required hereunder shall be effective upon receipt in writing delivered by hand or by other receipt-acknowledged method of delivery at the address first above written. This Master Lease Agreement and the Rental Schedule shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Master Lease Agreement and the Rental Schedule may be executed in multiple counterparts all of which together shall constitute one and the same instrument.

16. MERGERS, CONSOLIDATIONS, LEVERAGED BUY-OUTS INVOLVING LESSEE.
    ------------------------------------------------------------

    Lessee acknowledges and agrees that Lessor has entered into this Master Lease Agreement and each Rental Schedule on the basis of Lessee's creditworthiness. In the event that Lessee, without Lessor's prior written consent, which consent shall not be unreasonably withheld or delayed, (i) is a party to a merger or consolidation, (ii) sells or transfers, singly or in a series of related transactions, all or substantially all of its assets other than its rights and obligations under the Rental Schedule, or (iii) purchases, singly or in a series of related transactions, a substantial portion of its stock, and Lessee's creditworthiness suffers a material decline as a result of any of the foregoing transactions, then Lessor may, in its reasonable discretion, demand in writing that Lessee purchase all of the Equipment subject to the Rental Schedule on the next Rent Payment Date for an amount equal to the applicable Casualty Value of the Equipment and, upon receipt by Lessor in good funds of an amount equal to such Casualty Value and all other sums due and payable under the Rental Schedule through the date of such receipt (provided that no Event of Default has occurred and is continuing under the Rental Schedule), Lessor shall deliver to Lessee a bill of sale conveying title to the Equipment free and clear of any liens and encumbrances created by Lessor but otherwise on an as-is, where-is basis, with all faults. For purposes of the foregoing sentence, a "material decline" in Lessee's creditworthiness shall mean a downgrading of the public debt rating assigned to Lessee by Moody's Investors Services, Inc., Standard & Poors Corporation or another reputable rating agency acceptable to Lessor or, if Lessee has no such credit rating, a material decline in Lessee's creditworthiness objectively and reasonably determined by Lessor.

    IN WITNESS WHEREOF, Lessor and Lessee have caused this Master Lease Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

AMERICAN FINANCE GROUP                   DURR-FILLAUER MEDICAL, INC.


By: /s/                                  By: /s/
   ----------------------------             ----------------------------
Title: Manager                           Title: VP, Information Systems
Date: 7/11/90                            Date: 6/28/90




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